Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Quanta, Inc.

We consent to the incorporation by reference in the foregoing Registration Statement on Form S-8 pertaining to Quanta, Inc.’s 2019 Omnibus Stock Incentive Plan of our report dated April 16, 2019, relating to the financial statements of Quanta, Inc. as of December 31, 2018 and March 31, 2018, which appear in Quanta, Inc.’s Annual Report on Form 10-KT for nine month transition period ended December 31, 2018, and year ending March 31, 2018, filed with the Securities and Exchange Commission on April 16, 2019.

/s/ Weinberg & Company, P.A.
Los Angeles, California
June 27, 2019